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                                                                    EXHIBIT 99.1


[LETTER HEAD OF CITY NATIONAL CORPORATION]


CONTACTS
FINANCIAL/INVESTORS
Frank Pekny (City National) 310-888-6700
Ian Campbell (Abernathy MacGregor Group) 213-630-6550

MEDIA
Mary Schaubert (City National) 213-833-4710


FOR IMMEDIATE RELEASE



             CITY NATIONAL CORPORATION NET INCOME RISES 9 PERCENT TO
                      $36.3 MILLION FOR 2001 SECOND QUARTER

                    DILUTED EARNINGS PER SHARE GROW TO $0.74

          FIRST HALF NET INCOME UP 9 PERCENT TO A RECORD $69.9 MILLION


LOS ANGELES, JULY 17, 2001 -- City National Corporation (NYSE: CYN), parent corporation of wholly owned City National Bank, today reported record net income of $36.3 million for the second quarter of 2001, up 9 percent from $33.4 million for the second quarter of 2000 and 8 percent from the first quarter of 2001. Net income per diluted common share of $0.74 increased 9 percent from $0.68 per share in the second quarter of 2000 and 7 percent from $0.69 per share in the first quarter of 2001, and includes approximately $0.025 related to the reduction in the expected full year effective income tax rate attributable to first quarter 2001 pre-tax income.

For the first half of 2001, City National Corporation also achieved record net income of $69.9 million, an increase of 9 percent over net income of $64.5 million for the first half of 2000. Net income per diluted common share was $1.43 per share, an increase of 7 percent compared with $1.34 per share in the first half of 2000.

Cash net income per diluted common share, which excludes the amortization of core deposit intangibles and goodwill from acquisitions, rose 8 percent to $0.82, compared with $0.76 per share in the second quarter of 2000 and was up 6 percent compared with $0.77 per share in the first quarter of 2001. For the first half of 2001, cash net income per diluted common share was $1.59 per share, an increase of 7 percent from $1.48 per share for the first half of 2000.

"City National continued to grow its revenue, income, loans and deposits," said Russell Goldsmith, CEO of City National Corporation. "It is particularly noteworthy that in the first half of this year we increased noninterest income 26 percent versus one year ago and have grown average deposits 15 percent. We achieved this even while we reduced both nonperforming assets and syndicated non-relationship loans.


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"Going forward, we remain very focused on striking the right balance among delivering performance growth while investing in our businesses and our people, controlling expenses, achieving productivity gains, serving our clients well, and sustaining good credit quality. The first half of the year has been highlighted by our highly successful introduction of a number of new products, such as Online Cash Management, as well as the recent deployment of a proven banking team to open our new East Bay commercial banking center, expanding our reach in the San Francisco Bay Area," Goldsmith added.


RETURN ON ASSETS/RETURN ON EQUITY

The corporation's return on average assets in the second quarter of 2001 was
1.60 percent, compared with 1.58 percent in the second quarter of 2000 and 1.53 percent in the first quarter of 2001. The return on average shareholders' equity was 18.28 percent for the second quarter of 2001, compared with 20.37 percent for the prior-year second quarter and 17.81 percent for the first quarter of 2001. For the first half of 2001, the return on average assets was 1.56 percent and the return on average shareholders' equity was 18.05 percent compared with a
1.60 percent return on average assets and a 20.60 percent return on average shareholders' equity for the first half of 2000. The lower return on average shareholders' equity in the current period compared with a year ago is due primarily to a higher level of shareholders' equity from increased unrealized securities gains and the positive mark-to-market valuation of interest rate swaps treated as cash flow hedges.

On a cash basis (which excludes goodwill and the after-tax impact of nonqualifying core deposit intangibles from average assets and average shareholders' equity), the return on average assets in the second quarter of 2001 was 1.81 percent, compared with 1.79 percent in the second quarter of 2000, and 1.74 percent for the first quarter of 2001. The return on average shareholders' equity on a cash basis was 26.40 percent for the second quarter of 2001, compared with 31.28 percent for the prior-year second quarter and 26.21 percent for the first quarter of 2001. On a cash basis, for the first half of 2001, the return on average assets was 1.78 percent and the return on average shareholders' equity was 26.19 percent, compared with a 1.80 percent return on average assets and 29.00 percent return on average shareholder's equity for the first half of 2000.


ASSETS

Total average assets reached $9.1 billion in the second quarter of 2001, an increase of 7 percent over the $8.5 billion in average assets for the second quarter of 2000 and an increase of 2 percent over the $8.9 billion in average assets for the first quarter of 2001. Total assets at June 30, 2001 were $9.1 billion, compared with $8.7 billion at June 30, 2000 and $8.9 billion at March 31, 2001. Securities and, to a lesser extent, loans accounted for the increase in assets from last year and the first quarter of 2001.



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LOANS

Average loans rose to $6.5 billion for the second quarter of 2001, an increase of 3 percent over the prior-year second quarter. Average relationship loans increased $560.3 million, or 10 percent, this quarter over the year-ago quarter. Conversely, average syndicated non-relationship loans fell to $133.8 million for the second quarter of 2001, down significantly from both the second quarter of 2000, as well as the first quarter of 2001. For the first half of 2001, average relationship loans increased 16 percent to $6.4 billion from $5.5 billion for the first half of 2000. The growth in average relationship loans over the year-ago quarter was driven primarily by increases in real estate mortgage, commercial and residential first mortgage loans. Compared with the prior-year second quarter, real estate mortgage loan average balances rose 19 percent to $1.6 billion from $1.3 billion, commercial loan averages rose 5 percent to $2.9 billion from $2.8 billion and residential first mortgage loans rose 9 percent to $1.3 billion, from $1.2 billion. Other relationship loan categories also contributed to loan growth over the prior-year second quarter.

Total loans at June 30, 2001 were $6.6 billion, compared with $6.3 billion at June 30, 2000, and $6.5 billion at March 31, 2001. At June 30, 2001, the commercial loan portfolio contained no direct energy-related borrowings, and technology-related borrowings accounted for less than 1 percent of the commercial loan portfolio.

At June 30, 2001, syndicated non-relationship loans were $110.5 million, or 1.7 percent of the loan portfolio, compared with $148.3 million at March 31, 2001, $191.8 million at December 31, 2000, and $442.3 million at June 30, 2000. The average outstanding loan balance in the syndicated non-relationship portfolio at June 30, 2001 was $2.6 million, which represents just under half the average commitment amount.

Management anticipates average relationship loan growth in 2001 will range from 9 percent to 13 percent, reflecting its expectation that the California economy will continue to grow, but at a slower pace than experienced in recent years.


DEPOSITS

Average deposits during the second quarter of 2001 increased 11 percent to $7.0 billion over the second quarter of 2000, and were $188.4 million higher than the first quarter of 2001. During the first half of 2001, average deposits increased 15 percent to $6.9 billion, compared with $6.0 billion for the first half of 2000.

During the second quarter of 2001, average core deposits, which provide a stable source of low cost funding, were $5.5 billion, an increase of 9 percent over the $5.1 billion in the second quarter of 2000, and 7 percent higher than the $5.1 billion for the first quarter of 2001. Average core deposits represented 79 percent of the total average deposit base for the quarter. For the first half of 2001, average core deposits were $5.3 billion compared with $4.8 billion for the first


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half of 2000, an increase of 11 percent. Internal growth, increased sales of cash management products and a reduction in the earnings credit on analyzed deposit accounts resulting from lower interest rates, all contributed to the growth in deposits.

Deposits totaled $7.1 billion at June 30, 2001, compared with $6.4 billion at June 30, 2000, and $6.9 billion at March 31, 2001.

Management expects average deposit growth in 2001, compared with 2000, to be in the range of 8 percent to 12 percent.


NET INTEREST INCOME

Net interest income on a fully taxable-equivalent basis rose 1 percent to $108.4 million in the second quarter of 2001, compared with $107.8 million for the second quarter of 2000. Second quarter 2001 net interest income was slightly higher than the $108.1 million for the first quarter of 2001. Fully taxable-equivalent net interest income for the first half of 2001 was $216.5 million, an increase of 7 percent over $203.1 million for the first half of 2000. Interest income recovered on nonaccrual and charged-off loans included above was $0.6 million in the second quarter of 2001, compared with $1.3 million for the second quarter a year ago and $1.6 million for the first quarter of 2001. Interest recovered in the first half of 2001 was $2.2 million compared with $2.3 million for the first half of 2000.

The fully taxable-equivalent net interest margin in the second quarter of 2001 was 5.23 percent, compared with 5.58 percent for the second quarter of 2000 and
5.40 percent for the first quarter of 2001. The net interest margin for the first half of 2001 was 5.32 percent compared with 5.53 percent for the first half of 2000. The decrease from prior periods was primarily due to a lower prime rate, and a lag in the re-pricing of time deposits and interest rate swaps. The Bank's prime rate was 6.75 percent at June 30, 2001, compared with 9.50 percent a year earlier, and 8.00 percent at March 31, 2001.

Management expects the net interest margin for all of 2001 will be modestly lower than the 5.44 percent reported for 2000, but slightly above the current quarterly level of 5.23 percent, as time deposits and interest rate swaps re-price on a lagged basis. This expectation is contingent on rates remaining stable for the rest of the year; further modest reductions in rates would not be anticipated to materially alter that margin.


NONINTEREST INCOME

Reflecting the success of strategic initiatives to grow fee income, noninterest income continued its strong, across-the-board growth, increasing 23 percent to $32.9 million in the second quarter of 2001, from $26.8 million in the second quarter of 2000, and 5 percent from the $31.3 million for the first quarter of 2001. Noninterest income of $64.2 million for the first half of 2001


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increased 26 percent over the $51.0 million for the first half of 2000.
Noninterest income for the second quarter and first half of 2001 was 24 percent and 23 percent of total revenues, compared with 20 percent and 21 percent, respectively, for the second quarter and first half of 2000.

Trust and investment fee revenue was helped by the acquisition of Reed, Conner & Birdwell, which closed at year-end 2000, and an increase in new business within City National Investments (CNI). Assets under administration totaled $18.5 billion at June 30, 2001, including $7.2 billion under management, compared with $15.5 billion and $5.4 billion, respectively, at June 30, 2000, and $17.9 billion and $6.6 billion, respectively, at March 31, 2001. Assets under management at June 30, 2001 and March 31, 2001 included $1.2 billion and $1.1 billion, respectively, of assets managed by Reed, Conner & Birdwell. The remaining year-over-year increase in assets under management is primarily attributable to increased participation in the CNI Charter Funds, City National's family of mutual funds.

The other key component in the growth of noninterest income is cash management and deposit transaction fees. These increased as the result of strong internal growth in deposits, in many cases attributable to higher sales of new online cash management products.

International services income rose primarily as a result of an increase in fee income associated with standby letters of credit and foreign exchange.

Gains on the sale of assets and the repurchase of debt and gains (losses) on the sale of securities amounted to $1.4 million for the second quarter of 2001, compared with no material gain or loss for the same period a year earlier, and gains of $1.7 million for the first quarter of 2001. The repurchase of $8.7 million of subordinated debt along with the cancellation of the related interest rate swaps resulted in a $0.9 million gain in the second quarter of 2001. For the first half of 2001, $3.2 million in gains on the sale of assets and the repurchase of debt and gains on the sale of securities were realized, compared with $0.2 million for the first half of 2000.

Management expects growth in noninterest income to range from 15 percent to 20 percent for 2001.


NONINTEREST EXPENSE

Noninterest expense was $79.0 million in the second quarter of 2001, up 4 percent from $76.1 million for the second quarter of 2000, and 3 percent from $76.6 million for the first quarter of 2001. The increase over the year-ago quarter was primarily the result of the corporation's growth, including expenses related to Reed, Conner & Birdwell, new offices and additional colleagues. Noninterest expense for the first half of 2001 was $155.6 million, an increase of 7 percent compared with $145.2 million for the first half of 2000. Amortization of goodwill reduced net income by $3.2 million for the second quarter and $6.4 million for the first half of 2001.


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The corporation's cash efficiency ratio for the second quarter of 2001 improved to 52.60 percent, from 53.26 percent for the second quarter of 2000. The 1 percent improvement is due to both increased revenues and the corporation's ongoing efforts to improve efficiency and productivity. The cash efficiency ratio for the current quarter rose slightly from the 52.01 percent for the first quarter of 2001. For the first half of 2001, the cash efficiency ratio was 52.31 percent compared with 54.03 percent for the first half of 2000.

Management currently anticipates that 2001 noninterest expense will increase between 5 percent and 8 percent from 2000.


INCOME TAXES

The effective tax rate, including the impact of the reduction in the expected full-year effective income tax rate attributable to first quarter 2001 pre-tax income, was 30.7 percent for the second quarter, and 33.1 percent for the first half of 2001. This compares with 34.9 percent for the second quarter and 34.7 percent for the first half of 2000. The lower tax rates, compared with prior periods, are due primarily to the formation of a special purpose subsidiary for capital-raising activities during the second quarter of 2001. The corporation continues to evaluate its long-term plan for its registered investment company subsidiary. Management currently anticipates its effective tax rate may approximate the 32.5 percent to 33.5 percent range for 2001.

CREDIT QUALITY

Net loan charge-offs were $7.3 million and $4.0 million for the second quarters of 2001 and 2000, respectively. Net loan charge-offs for the first quarter of 2001 were $8.2 million. For the first six months of 2001 and 2000, net loan charge-offs were $15.6 million and $7.5 million, respectively.

Relationship loan net charge-offs were $4.3 million for the second quarter of 2001, compared with $0.8 million for the second quarter of 2000 and $6.3 million for the first quarter of 2001. Second quarter 2001 syndicated non-relationship loan net charge-offs were $3.0 million, compared with $3.2 million in the second quarter of 2000, and $1.9 million for the first quarter of 2001.

As a percentage of average loans, annualized net charge-offs were 0.45 percent,
0.25 percent and 0.51 percent for the second quarters of 2001 and 2000, and the first quarter of 2001, respectively. Relationship loan annualized net charge-offs were 0.27 percent of average relationship loans outstanding for the second quarter of 2001, compared with 0.06 percent for the second quarter of 2000, and 0.40 percent for the first quarter of 2001.

Total nonperforming assets (nonaccrual loans and ORE) were $38.3 million, or
0.58 percent of total loans and ORE, at June 30, 2001, compared with $35.5 million, or 0.56 percent, at June 30,



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2000, and $53.8 million, or 0.83 percent, at March 31, 2001. Nonperforming assets decreased 29 percent from the first quarter 2001, and 39 percent from year-end 2000.

Total nonperforming relationship assets were $30.2 million, or 0.47 percent of total relationship loans and ORE, at June 30, 2001, compared with $32.2 million, or 0.55 percent, at June 30, 2000, and $37.1 million, or 0.58 percent, at March 31, 2001, and do not contain any concentration of credits within a specific industry sector. Total syndicated non-relationship loans on nonaccrual status totaled $8.1 million at June 30, 2001 and consisted of two loans, compared with four loans totaling $16.7 million that were outstanding at March 31, 2001.

City National recorded a provision for credit losses of $6.5 million and $14.0 million for the second quarter and first half of 2001, respectively, compared with $4.0 million for both the second quarter and first half of 2000. The provision for credit losses in the first quarter of 2001 was $7.5 million. The provision for credit losses primarily reflects the levels of net loan charge-offs and nonaccrual loans, as well as management's ongoing assessment of the credit quality of the portfolio and the year-over-year growth of the loan portfolio.

The allowance for credit losses at June 30, 2001 totaled $133.9 million, or 2.04 percent of outstanding loans. This compares with an allowance of $140.5 million, or 2.21 percent of outstanding loans, at June 30, 2000, and an allowance of $134.7 million, or 2.07 percent of outstanding loans at March 31, 2001. The allowance for credit losses as a percentage of nonaccrual loans was 361 percent at June 30, 2001, compared with 401 percent at June 30, 2000, and 256 percent at March 31, 2001. Management believes the allowance for credit losses is adequate to cover risks inherent in the portfolio at June 30, 2001.

The provision for credit losses to be taken in the balance of 2001 will reflect management's assessment of the above factors, as well as the economic environment at each reporting date. Based on its current assessment of these factors, management anticipates that a provision for credit losses for all of 2001 could fall within the $28 million to $38 million range.


OUTLOOK

Management currently expects that net income per diluted common share for 2001 will be approximately 8 percent to 11 percent higher than 2000.


CAPITAL LEVELS

Total risk-based capital and Tier 1 risk-based capital ratios at June 30, 2001 were 11.64 percent and 8.76 percent, compared with the minimum
"well-capitalized" capital ratios of 10 percent and 6 percent, respectively. The corporation's Tier 1 leverage ratio of 6.97 percent exceeded the regulatory minimum of 4 percent required for a "well-capitalized" institution. Total risk-based


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capital, Tier 1 risk-based capital and the Tier 1 leverage ratios at March 31,
2001 were 11.35 percent, 8.33 percent and 6.71 percent, respectively.


STOCK REPURCHASE

Under the October 26, 2000 stock buyback program of one million shares, 291,700 shares have been repurchased at an average price of $33.02 per share. No treasury shares were purchased in the second quarter of 2001. The shares purchased under the buyback program have been reissued for acquisitions, upon the exercise of stock options, and for other general corporate purposes. There were no treasury shares at June 30, 2001.


ABOUT CITY NATIONAL

City National Corporation is a publicly owned corporation with $9.1 billion in total assets whose stock is traded on the New York Stock Exchange under the symbol "CYN." The corporation's wholly owned subsidiary, City National Bank, is California's Premier Private and Business Bank(SM). City National Bank, which provides banking, trust and investment services, has 49 California offices located in Contra Costa, Los Angeles, Orange, Riverside, San Bernardino, San Diego, San Francisco, San Mateo, Santa Clara and Ventura counties.

This news release contains forward-looking statements about the corporation for which the corporation claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the corporation's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) a continued economic slowdown in California attributable to energy supply issues or any other unforeseen events, (2) changes in interest rates, (3) significant changes in banking laws or regulations, (4) increased competition in the corporation's market, (5) higher-than-expected credit losses, and (6) possible changes in the plans for its registered investment company subsidiary.

For a more complete discussion of these risks and uncertainties, see the corporation's Quarterly Report on Form 10-Q for the quarter-ended March 31, 2001, and particularly the section of Management's Discussion and Analysis therein titled "Cautionary Statement for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995."

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